Exhibit 21.1

The following entities are direct or indirect wholly-owned subsidiaries of Helbiz, Inc. The jurisdiction of incorporation of each such entity is forth next to its name below.

Company Name	Incorporation Country
Helbiz Holdings, Inc.	Delaware
Helbiz CA LLC	Delaware
Helbiz DC LLC	District of Columbia
Helbiz FL LLC	Delaware
Helbiz GA LLC	Delaware
Helbiz IN LLC	Indiana
Helbiz IL LLC	Illinois
Helbiz KY LLC	Delaware
Helbiz MD LLC	Maryland
Helbiz NC LLC	Delaware
Helbiz OK LLC	Oklahoma
Helbiz TX LLC	Delaware
Helbiz VA LLC	Virginia
Helbiz IA LLC	Iowa
Helbiz AZ LLC	Arizona
Helbiz WA LLC	Washington State
Helbiz Singapore Pte. Ltd.	Singapore
Helbiz BC Operations Inc.	Canada (British Columbia)
Helbiz Europe Ltd	Ireland
Helbiz Italia s.r.l.	Italy
Helbiz Kitchen Italia S.r.l.	Italy
Helbiz Media Italia S.r.l.	Italy
Mimoto Smart Mobility srl	Italy
Helbiz Operation Spain SL	Spain
Helbiz UK LTD	United Kingdom
Helbiz France	France
Helbiz Portugal, Unipessoal LDA	Portugal
Helbiz DOO	Serbia